UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2003

GARDNER DENVER, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-13215	76-0419383
(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation)	File Number)	Identification Number)

1800 Gardner Expressway, Quincy, Illinois 62301
(Address of Principal Executive Office)

Registrant’s telephone number, including area code: (217) 222-5400

Explanatory Note

        This amended Current Report on Form 8-K is being furnished to correct certain previously announced results of Syltone plc for the six-month period ended September 30, 2003, as described below.

Item 9.    Regulation FD Disclosure

        On November 13, 2003, Gardner Denver, Inc. (the “Company”) issued a press release (the “Press Release”) announcing the Company’s agreement with the Board of Directors of Syltone plc (“Syltone”) to recommend an offer to acquire the outstanding share capital of Syltone, a publicly traded company listed on the London Stock Exchange. Such Press Release is designated as Exhibit 99.1 and incorporated herein by reference.

        The Press Release states that: “Syltone reported profit before tax of 1.3 million pounds (approximately $2.1 million) for the six months ended September 30, 2003, 59% higher than 0.8 million pounds (approximately $1.2 million) for the comparable period of the previous year.” This statement is not accurate because it includes financial data regarding Syltone’s profit after tax, rather than before tax.

        The correct description of the results of Syltone for the six-month period ended September 30, 2003 is as follows:

For the six-month period ended September 30, 2003, Syltone reported sales of 42.7 million pounds (approximately $68.9 million), 15% higher than sales of 37.1 million pounds (approximately $55.8 million) for the comparable six months of the previous year. Syltone reported profit before tax of 2.0 million pounds (approximately $3.3 million) for the six months ended September 30, 2003, 53% higher than 1.3 million pounds (approximately $2.0 million) for the comparable period of the previous year.

These financial results are reported in accordance with accounting principles generally accepted in the UK.

        The information in this Current Report on Form 8-K and the exhibit attached hereto shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liabilities of such section, nor shall such information or exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GARDNER DENVER, INC.

Date: November 21, 2003	By:	/s/ Tracy D. Pagliara
Tracy D. Pagliara Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Exhibit

99.1	Press Release dated November 13, 2003 (incorporated by reference from Exhibit 99.1 to the Company's Current Report on Form 8-K filed on November 13, 2003 (File No. 1-13215))